Exhibit 99.5

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,271	$8,297
Accounts receivable	5,790	-
Inventory	46,149	9,733
Prepaid expenses	127,936	35,521
Total current assets	259,146	53,551

Property and equipment, net of accumulated depreciation
of $53,800 and $18,028, respectively	1,032,523	873,951
Intangible assets, net of accumulated amortization
of $63,664 and $40,676, respectively	1,137,077	1,048,053

TOTAL ASSETS	$2,428,746	$1,975,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$491,316	$320,758
Current portion of related party debt	521,869	431,203
Deferred revenue	6,725	-
Total current liabilities	1,019,910	751,961

Long-term portion of related party debt	74,023	-
Total liabilities	1,093,933	751,961

SHAREHOLDERS’ EQUITY
Registered capital	-	60,408
Common stock, $0.128 par value; 10,000 shares
authorized;10,000 shares issued and outstanding	1,280	-
Additional paid-in-capital	1,378,050	1,318,922
Accumulated other comprehensive income	136,896	10,979
Retained deficit	(181,413)	(166,715)
Total shareholders’ equity	1,334,813	1,223,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,428,746	$1,975,555

See notes to consolidated financial statements.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended March 31,
	2008	2007

REVENUE	$346,490	$16,642
COST OF GOODS SOLD	266,491	17,908
Gross profit (loss)	79,999	(1,266)

OPERATING EXPENSES
Selling, general & administrative expense	54,595	5,997
Depreciation and amortization expense	40,560	16,659
Total operating expenses	95,155	22,656
Operating profit (loss)	(15,156)	(23,922)

OTHER INCOME (EXPENSE)
Interest income	146	9
Other income ( expense)	312	-

Net loss	(14,698)	(23,913)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	125,917	9,758

Comprehensive income (loss)	$111,219	$(14,155)

Basic and diluted net loss per share	$(1.47)	$(2.39)

Weighted average shares outstanding	10,000	10,000

See notes to consolidated financial statements.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(14,698)	$(23,913)
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization	40,560	16,659
Changes in assets and liabilities:
Accounts receivables	(5,790)	1,580
Inventory	(36,416)	5,363
Prepaid expenses	(92,415)	(24,662)
Accounts payable and accrued liabilities	361,019	493,944
Net cash provided by (used in) operating activities	252,260	468,971

Cash flows from investing activities:
Purchase of patents, property and equipment	(246,919)	(461,860)
Net cash used in investment activities	(246,919)	(461,860)

Cash flows from financing activities:
Proceeds from related party debt	152,169	-
Net cash provided by financing activities	152,169	-

Effect of exchange rates on cash	(86,536)	(10,374)

Net increase (decrease) in cash and cash equivalents	70,974	(3,263)
Cash and cash equivalents, at beginning of year	8,297	16,232
Cash and cash equivalents, at end of year	$79,271	$12,969

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	-	-

Noncash investing and financing activities:
Fixed assets purchased on account	$12,520	$-
Related party debt converted to equity	-	1,318,922

See notes to consolidated financial statements.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Shares		Registered	Additional Paid-in	Accumulated	Accumulated	Stockholders'
	Shares	Amount	Capital	Capital	Deficit	OCI	Equity

Balances, June 30, 2006	-	$-	$60,408	$-	$(59,953)	$1,263	$1,718

Former owner loan converted to capital	-	-	-	1,318,922	-	-	1,318,922

Net Loss	-	-	-	-	(106,762)	-	(106,762)

Other comprehensive income	-	-	-	-	-	9,716	9,716

Balances, June 30, 2007	-	-	60,408	1,318,922	(166,715)	10,979	1,223,594

China Health shares outstanding - 8/20/07	10,000	1,280	(60,408)	59,128	-	-	-

Net Loss	-	-	-	-	(14,698)	-	(14,698)

Other comprehensive income	-	-	-	-	-	125,917	125,917

Balances, March 31, 2008	10,000	$1,280	$-	$1,378,050	$(181,413)	$136,896	$1,334,813

See notes to consolidated financial statements.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

China Health Industries Holdings Limited ("China Health" or the "Company") was incorporated on July 20, 2007 in Hong Kong under the Companies Ordinance as a limited liability company. The Company was formed for the purpose of seeking and consummating a merger or acquisition with a business entity organized as a private corporation, partnership, or sole proprietorship as defined by Statement of Financial Accounting Standards (SFAS) No. 7.

Harbin Humankind Biology Technology Co., Limited ("Humankind") was incorporated in Harbin City, Heilongjiang Province, the People's Republic of China (the "PRC") on December 14, 2003, as a limited liability company under the Company Law of PRC.   The Company is engaged in the business of production and distribution of health food.

On August 20, 2007, the sole shareholder of the Company entered into a Share Purchase Agreement with the owners of Humankind. Pursuant to the Agreement, the Company purchased 100% of the ownership in Humankind for a cash consideration of $60,408. Subsequent to completion of the Agreement, Humankind became a wholly-owned subsidiary of the Company. The share purchase transaction is being accounted for as a “reverse merger,” since the owner of Humankind owns a majority of the outstanding shares of the Company’s common stock immediately following the execution of the Agreement.  Humankind is deemed to be the acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements for periods prior to the Agreement will be those of Humankind and will be recorded at the historical cost basis.  After completion of the Agreement, the Company’s consolidated financial statements will include the assets and liabilities of both China Health and Humankind, the historical operations of Humankind and the operations of the Company and its subsidiaries from the closing date of the Agreement.

Principals of Consolidation

The accompanying consolidated financial statements include China Health Industries Holdings Limited and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company’s audited 2007 annual financial statements and notes thereto filed in this document . In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial position and the results of operations for the interim periods presented, have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements, which would substantially duplicate the disclosure required in the Company’s annual statements have been omitted.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

Note 2 - GOING CONCERN

As of March 31, 2008, the Company has incurred an accumulated deficit of $181,413 since its inception and has a working capital deficit of $760,764. These factors raise substantial doubt about its ability to continue as a going concern. Management has taken actions to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Note 3 – RELATED PARTY TRANSACTIONS

“Related party debt”, represents notes payable to principal shareholder.   These loans are unsecured, non-interest bearing. At March 31, 2008, $521,869 of the loans has no fixed terms of repayment and is deemed payable on demand and $74,023 is due on March 1, 2010. The total borrowings due the related parties were $595,892 and $431,203 as of March 31, 2008 and June 30, 2007, respectively.